Exhibit 32.1

CERTIFICATION*

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Jane E. Shaw, Ph.D., the Chief Executive Officer of Aerogen, Inc., a Delaware corporation (the “Company”), and Robert S. Breuil, the Chief Financial Officer of the Company, each hereby certifies that, to the best of his or her knowledge:

1.                                      The Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, to which this Certification is attached as Exhibit 32.1 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and

2.                                      The information contained in the Periodic Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Periodic Report and results of operations of the Company for the period covered by the Periodic Report.

Dated:    August 14, 2003

/s/ JANE E. SHAW, Ph.D.	/s/ ROBERT S. BREUIL
Jane E. Shaw, Ph.D.	Robert S. Breuil
Chief Executive Officer	Chief Financial Officer

*This certification accompanies the Periodic Report to which it relates is not deemed “filed” by the Company with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act (whether made before or after the date of the Periodic Report), irrespective of any general incorporation language contained in such filing.

A signed original of this written statement required by Rule 13a-14(b) of the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.